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                                                                    EXHIBIT 10.8

                        AMENDMENT TO EMPLOYMENT AGREEMENT

That certain agreement made and entered into by and between The viaLink Company ("viaLink") and Brian M. Carter ("Employee") as of July 9, 1999, concerning Employee's employment terms and conditions (the "Employment Agreement") is now being amended effective as of January 31, 2002. All terms and conditions of the Employment Agreement shall continue in full force and effect unless specifically amended by this Amendment. All capitalized terms appearing in this Amendment shall have the same meaning as ascribed to them in the Employment Agreement.

The following additions or changes shall be made to the Employment Agreement:

1. Employee's base rate of compensation is hereby increased to $150,000.00 per annum, payable biweekly at the rate of $5,769.23 per pay period.

2. Employee's rate of severance compensation in the event Employee's employment with viaLink is terminated by viaLink without just cause is hereby adjusted to provide for payment by viaLink of $75,000 ( six months of base compensation) over twenty-six (26) pay periods (one year).

This Amendment is executed as of January 31, 2002.

The viaLink Company                         Employee: Brian M. Carter

By: /s/ William P. Creasman                          /s/ Brian M. Carter
   -------------------------------          ------------------------------------
                                                       Brian M. Carter
Title: Vice President